                      EMPLOYMENT AGREEMENT

     This Employment Agreement (the "AGREEMENT") is entered into as of January 1, 1995 by and between Kenneth D. Tuchman ("EXECUTIVE") and TeleTech Holdings, Inc., a Delaware corporation (the "COMPANY").

     WHEREAS, the Company currently has two wholly owned subsidiaries, TeleTech Telecommunications, Inc., a California corporation, and TeleTech Teleservices, Inc., a Colorado corporation (collectively, "SUBSIDIARIES");

     WHEREAS, Executive currently serves as the Chairman of the Board and President of each Subsidiary;

     WHEREAS, the Company desires the benefit of Executive's services as its Chairman of the Board and President; and

     WHEREAS, Executive desires to be employed on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and mutual agreement set forth herein, the parties hereto agree as follows:

1. EMPLOYMENT. The Company agrees to employ Executive on a full-time basis as Chairman of the Board and President, and Executive hereby accepts such employment on the terms and subject to the conditions set forth herein. The term of employment shall be from the date hereof until and including December 31, 1997 ("TERM"), subject to earlier termination as provided in Section 4.

2.   DUTIES.

     2.1 GENERAL DUTIES. Executive shall serve as the Chairman of the Board and President of the Company. Subject to the authority of the Company's Board of Directors, Executive shall have supervision and control over, and responsibility for, the general management and operation of the Company consistent with Executive's duties prior to the date hereof with the Subsidiaries. Executive shall also have such other powers and duties as the Board of Directors may prescribe, provided that such duties are reasonable and customary for a Chairman of the Board and President. No executive or other employee of the Company, the Subsidiaries, or any Affiliates, as defined herein, of the Company, shall hold a position, stature, title or powers higher or greater than or equal to those of Executive, without Executive's prior written consent. "AFFILIATE" shall be defined as any person or entity that the Company controls directly or indirectly, through one or more intermediaries, or that is under common control with the Company. Executive shall devote his entire working time, attention and energies to the business of the Company. Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company may in their sole discretion authorize Executive to accept employment with other companies in addition to or in substitution of the employment set forth in this Agreement, provided that such authorization shall be approved in writing by a majority of the directors of the Company selected by TeleTech Investors General Partnership, an Illinois limited partnership ("TIGP"), so long as TIGP is entitled to nominate individuals to serve as directors of the Company.

     2.2 OTHER ACTIVITIES. Provided that such activities shall not materially interfere with the proper performance of his duties and responsibilities as the Chairman of the Board and President of the Company nothing in this Agreement shall preclude Executive from:

          2.2.1 serving on the boards of directors of a reasonable number of other corporations with the consent of the Company's Board of Directors, which consent will not be unreasonably withheld, or the boards or committees of a reasonable number of trade associations and/or charitable organizations;

          2.2.2 delivering lectures, fulfilling speaking engagements or teaching at education institutions;

          2.2.3   engaging in charitable activities and community affairs; or

          2.2.4   managing his personal investments and affairs.

3.   COMPENSATION.

     3.1 BASE SALARY. During each year of the Term, the Company shall pay to Executive $750,000 ("BASE SALARY AMOUNT"), payable in equal semi-monthly installments on the fifteenth and final days of each month during the period of employment. The Base Salary Amount shall be increased on each anniversary of the date hereof ("ADJUSTMENT DATES") by the amount resulting from the following computation: the Consumer Price Index (all items) for Urban Wage Earners and Clerical Workers for the Denver metropolitan area (1982-1984=100), published by the United States Department of Labor, Bureau of Labor Statistics (the "INDEX") which is published for the date immediately preceding an Adjustment Date (the "ADJUSTMENT INDEX") shall be compared with the Index immediately preceding the previous Adjustment Date (the "BEGINNING INDEX"), or for the first Adjustment Date shall be the Index published immediately preceding the date of this Agreement. If the Adjustment Index has increased over the Beginning Index, the Base Salary Amount payable after the Adjustment Date shall be determined by multiplying the Base Salary Amount previously in effect, by a fraction, the numerator of which is the Adjustment Index and the denominator of which is the Beginning Index. If the Index does not exist at any Adjustment Date, the parties shall substitute an official index published by the Bureau of Labor Statistics or successor or similar governmental agency, as may then be most nearly equivalent thereto. The adjustment described in this paragraph shall be referred to in this Agreement as the "CPI ADJUSTMENT."

     3.2  ANNUAL PERFORMANCE BONUSES.

          3.2.1 At the end of every fiscal year of the Company during the Term, the Company shall pay Executive, in addition to his Base Salary Amount, an annual performance bonus ("PERFORMANCE BONUS") not to exceed $250,000, as adjusted by the CPI Adjustment for each year. Such Performance Bonus shall be based on achieving certain corporate performance objectives as presented in the Business Plan ("PERFORMANCE OBJECTIVES"), which Performance Objectives shall be set by the Compensation Committee of the Board of Directors or, in the absence thereof, the Board of Directors, and shall be reasonable and fair. Said Compensation Committee or the Board of Directors, as applicable, shall comply with the following procedure in determining said objectives for each fiscal year of the
Term:

               (a) to determine the Performance Objectives for fiscal year 1995, said Compensation Committee shall meet at the Company's Denver facility no later than January 31, 1995: to analyze the Company's performance for fiscal year 1994; and to discuss Executive's intentions, goals and objectives in 1995 and any Performance Objectives proposed by Executive for 1995. Within 7 days after said meeting, the Compensation Committee shall deliver in writing to Executive its proposed Performance Objectives for fiscal year 1995 along with its reasons for modifying any of Executive's proposed Performance Objectives. Unless Executive accepts said Performance Objectives in writing within 7 days after his receipt thereof, Executive and the Compensation Committee shall meet as soon as reasonably possible at the Company's Denver facility to discuss said proposed Performance Objectives. Within 7 days after said meeting, the Compensation Committee shall deliver in writing to Executive the final Performance Objectives for that fiscal year.

               (b) for each fiscal year after 1995, said Compensation Committee shall meet no later than 90 days prior to the end of that fiscal year to review the Company's performance for the first three fiscal quarters and to meet with Executive to analyze the Company's performance over the first three fiscal quarters and its projected performance in the fourth fiscal quarter, to examine Executive's progress in achieving the prior year's Performance Objectives, and to discuss Executive's intentions, goals and objectives for the next fiscal year and any Performance Objectives proposed by Executive for that year. Within 7 days after said meeting, the Compensation Committee shall deliver in writing to Executive its proposed Performance Objectives for that fiscal year along with its reasons for modifying any of Executive's proposed Performance Objectives. Unless Executive accepts said Performance Objectives in writing within 7 days after his receipt thereof, Executive and the Compensation Committee shall meet as soon as reasonably possible at the Company's Denver facility to discuss said proposed Performance Objectives. Within 7 days after said meeting, the Compensation Committee shall deliver in writing to Executive the final Performance Objectives for that fiscal year.

          3.2.2 In the event that the Company changes its fiscal year, the computation and payment of the Performance Bonus shall be prorated and adjusted on an allocable and equitable basis to reflect such change including payment of a Performance Bonus for any shortened fiscal year. The Performance Bonus for such year shall be paid no later than ten (10) days after the Company shall have completed consolidating and consolidated statements of income and cash flows of Company and Subsidiaries for such year, and consolidating and consolidated balance sheets of Company and Subsidiaries for such year, and the Company's Board of Directors shall have approved the opinion of the Company's independent certified public accounting firm with respect to the consolidated portions of such statements. The Company shall also pay to Executive, such discretionary bonuses as may be granted by the Compensation Committee of the Board of Directors, or, in the event that the Compensation Committee does not exist, the Board of Directors.

     3.3 EXPENSES. Executive shall be entitled to receive prompt reimbursement for all documented business expenses incurred by him in the performance of his duties hereunder, provided that Executive properly accounts therefor in accordance with the Company's reimbursement policy, which policy shall be comparable to the Subsidiaries' reimbursement policy and practices as of the date hereof.

     3.4 OTHER BENEFITS. In addition to the Base Salary Amount, the Performance Bonus and the discretionary bonuses granted to Executive, if any, Executive shall be entitled to participate in and receive benefits under all of the sick pay, retirement, welfare, medical, dental, disability, life insurance, incentive compensation, or other benefit programs or arrangements generally available to senior management of the Company ("BENEFIT PLANS"). Notwithstanding the foregoing, the Company shall at a minimum provide Executive with the following:

          3.4.1 MEDICAL BENEFITS. The Company will provide Executive and his wife and children with the same insurance for medical, dental, hospitalization, convalescent, nursing and similar health expenses provided to Executive by the Subsidiaries immediately prior to the execution of this Agreement, subject to applicable law.

          3.4.2 LIFE INSURANCE. During the Term the Company agrees to maintain term or whole life insurance in the amount of $24,000,000 on Executive's life (i) payable to his estate or his named beneficiary or beneficiaries and (ii) payable to the Company to the extent necessary to repay the Company's payment of the premiums for said insurance. The ownership of such insurance policies may, at the sole discretion of the Executive, be transferred to a trust for the benefit of his spouse or family.

          3.4.3 DISABILITY AND AD&D INSURANCE. The Company agrees to maintain in effect during the Term disability insurance on Executive's behalf in an amount equal to the lesser of: (a) an amount sufficient to pay Executive an amount for each year of disability prior to age 65 equal to the Base Salary Amount and the prior year's Performance Bonus; or (b) the maximum amount payable to an insured generally available to insure an individual against disability with insurance companies qualifying for an "A" rating or higher by the Best's Rating Service. During the Term, the Company also agrees to maintain for Executive accident, death and dismemberment insurance on the same terms and conditions as Executive presently enjoys. The parties acknowledge that during the Term the Company will maintain key man life insurance, disability, and accident, death and dismemberment insurance for the Company's benefit, separate from the insurance described in this Section 3.4.3 or Section 3.4.2. The disability insurance, and accident, death and dismemberment insurance provided in this Section 3.4.3; and the life insurance provided in Section 3.4.2; including the proceeds therefrom, shall be separate and distinct from other insurance on Executive for the benefit of persons other than Executive, his estate, or his named beneficiary or beneficiaries (including without limitation the Disability Insurance Proceeds and the Life Insurance Proceeds as defined in the Investment Agreement, dated as of December 22 , 1994, by and among Executive, Company, TIGP and Essaness Theatres Corporation, a Delaware corporation) and shall be reserved for payment to Executive or his designated beneficiaries under said insurance policy.

          3.4.4 VACATIONS. During the Term, Executive shall be entitled to sick leave, paid holidays and paid vacation consistent with the Subsidiaries' sick leave, holiday and vacation policy for senior management on the date hereof, or as modified hereafter to the extent that such modification is not to Executive's detriment. Any vacation time that is not taken in a given year shall be carried forward to the following year or years; provided, that Executive shall not take more than six weeks of vacation in any fiscal year; provided, further, that Executive may elect in his sole discretion, to cancel any vacation time that is not taken in a given year in return for the Company paying Executive an amount equal to Executive's Base Salary Amount for said unused vacation time, which amount shall be in addition to Executive's standard salary for paid vacation.

          3.4.5 ERRORS & OMISSIONS INSURANCE. During the Term, the Company shall maintain errors and omissions insurance with a reputable insurance company with a policy limit of no less than $1,000,000 protecting Executive from any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities and expenses ("CLAIMS") that arise directly or indirectly from his duties with the Company, the Subsidiaries, or Affiliate of the Company and that are customarily covered by errors and omissions insurance issued by insurance companies of good reputation.

          3.4.6 PERQUISITES. Executive shall be entitled to receive the following perquisites:

               (a) consistent with past practice, the Company shall furnish Executive with the use of a recent model automobile comparable to the current automobile that TeleTech Teleservices, Inc. furnishes to Executive, and shall pay or reimburse Executive for all expenses pertaining to the ownership and operation of such automobile, including gas and maintenance; and

               (b) the Company shall pay or reimburse Executive for all membership fees, dues and other expenses in connection with the membership currently enjoyed by Executive and his spouse with Executive's existing country club, or an equivalent membership at a comparable country club.

4.   EARLY TERMINATION.

     4.1 TERMINATION FOR DEATH OR DISABILITY. In the event that Executive is unable or fails to perform any of his duties hereunder as a result of his death or as a result of illness or mental or physical disability for six consecutive months, the Company will be entitled to terminate this Agreement upon 30 days written notice to Executive that it intends to replace him if Executive does not resume his duties within said 30 day notice period.

     4.2 TERMINATION FOR CAUSE. Except as permitted under Section 4.1, Executive's employment under this Agreement may be terminated by the Company only for the following occurrences ("GOOD CAUSE"):

          4.2.1   Executive's breach of any of the covenants contained in
Section 5 of this Agreement;

          4.2.2 Executive's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or any felony punishable by imprisonment in the jurisdiction involved; or

          4.2.3 Executive's commission of an act of fraud or dishonesty upon the Company;

          4.2.4 provided, however, that termination for any other reason or in any other manner shall be deemed to be without Good Cause.

     4.3 SEVERANCE PAYMENTS. If, before the end of the Term, the Company terminates Executive's employment:

          4.3.1 for Good Cause, the Company shall pay to Executive an amount equal to the sum of the Base Salary Amount accrued as of the date of termination.

          4.3.2 without Good Cause, the Company shall pay to Executive the lesser of

               (a) a lump sum amount equal to the sum of the Base Salary Amount accrued as of the date of termination, the Performance Bonus prorated for any portion of the year remaining and calculated as if the Company had achieved its target goals, and the present value of all payments (whether constituting Base Salary Amount or Performance Bonus) to be made to Executive for the remainder of the Term using a per annum discount factor equal to the prime rate as announced by Bank of America NT & SA at its San Francisco executive office on the date of such termination and calculated as if the Company had achieved its target goals; or

               (b) three times the Base Salary Amount and Performance Bonus for the year immediately preceding the year of termination.

5. TRADE SECRETS AND CONFIDENTIAL INFORMATION. Executive recognizes that he will occupy a position of trust with respect to business and technical information of a secret or confidential nature which is the property of the Company and which will be imparted to him from time to time in the course of the performance of his duties hereunder. Executive agrees that for the Term and for three years thereafter:

     5.1 Executive shall not use or disclose directly or indirectly any Confidential Information or Trade Secrets (defined herein) of the Company to any person, except that

Executive may use and disclose to authorized personnel of the Company or Subsidiaries such Confidential Information and Trade Secrets in the course of the performance of his duties hereunder; and

     5.2 Executive shall return promptly upon termination of this Agreement or otherwise upon the request of the Company any and all copies of any documentation or materials containing any Confidential Information or Trade Secrets of the Company.

     5.3 "CONFIDENTIAL INFORMATION OR TRADE SECRETS" of the Company shall include all information of any nature and in any form which was owned by the Company prior to the Term or which is owned by the Company during the Term, including, but not limited to, patents and patent applications; inventions and improvements, whether patentable or not; development projects; computer software and related documentation and materials; designs, practices, recipes, processes, methods, know-how and other facts relating to the business of the Company; practices, processes, methods, know-how and other facts related to sales, advertising, promotions, financial matters, customers, customer lists, supplier lists, vendor lists, or customers' purchases of goods or services from the Company; and all other trade secrets and information of a confidential and proprietary nature. Confidential Information or Trade Secrets shall not include, however: (i) any information that is or shall become generally known in the trade through no fault of Executive, and (ii) any information received in good faith from a third party who has the right to disclose such information and who has not received such information, either directly or indirectly, from the Company.

6. INDEMNIFICATION. The Company shall indemnify, defend and hold harmless Executive if he is made, or threatened to be made, a party to an action or proceeding (including without limitation any and all suits, claims, actions, investigations or proceedings whether civil, criminal or administrative), to the full extent permitted by applicable law, including an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that Executive is or was an officer, director or employee of the Company, against all costs and expenses (including but not limited to attorney fees, amounts paid in settlement or satisfaction of any order or judgment in, any action or proceeding, and fines, penalties and assessments asserted or adjudged in any action or proceeding) resulting from or related to such action or proceeding, or an appeal thereof, if Executive acted in good faith for a purpose which he reasonably believed to be in the best interests of the Company. The termination of any such action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create the presumption that Executive did not act in good faith for purposes which he reasonably believed to be in the best interests of the Company.

7.   NON-COMPETITION.  Executive's non-competition covenants in this Section 7
shall apply only:   for a three year period after the Company terminates
Executive's employment for Good Cause, for a three year period after Executive voluntarily terminates his employment with the Company, or during the Executive's employment with the Company (collectively "NON-COMPETE TERM").

     7.1 Executive agrees that Executive shall not during any Non-Compete Term, directly or indirectly, in any capacity, engage or participate in, or become employed by or render advisory or consulting or other services in connection with any Prohibited Business as defined herein.

     7.2 The Executive agrees that the Executive shall not during any Non-Compete Term, make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Executive, however, shall be entitled to make any investment in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market; provided that (i) such investment does not give the Executive 15% or more of the equity ownership or voting power with respect to such company, and (ii) such investment does not create a conflict of interest between the Executive's duties hereunder and the Executive's interest in such investment.

     7.3 For the purpose of this Section 7, "PROHIBITED BUSINESS" shall be defined as any business that has as its primary business inbound or outbound teleservices.

8. INJUNCTIVE RELIEF. Executive acknowledges that damages would be an inadequate remedy for Executive's breach of any of the provisions of Sections 5 or 7 of this Agreement, and that breach of any of such provisions will result in immeasurable and irreparable harm to the Company. Therefore, in addition to any other remedy to which the Company may be entitled by reason of Executive's breach of any such provision, the Company shall be entitled to seek and obtain temporary, preliminary and permanent injunctive relief from any court of competent jurisdiction restraining Executive from committing or continuing any breach of the Sections listed herein.

9.   MISCELLANEOUS.

     9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or three (3) days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

          To the Company:

          TeleTech Holdings, Inc.
          1700 Lincoln Street, 14th Floor
          Denver, Colorado  80203
          Attention:  Kenneth Tuchman
          PERSONAL AND CONFIDENTIAL

          With a copy to:

          Equity Group Investments, Inc.
          Two North Riverside Plaza
          Chicago, IL 60606
          Attn:  Richard Weingarten

          To Executive:

          Kenneth D. Tuchman
          4375 S. Lafayette Street
          Englewood, Colorado  80110

          With a copy to:

          AHN & LEE
          3435 Wilshire Boulevard, Ste. 2000
          Los Angeles, CA  90010-2006

     9.2 GOVERNING LAW. This Agreement shall be governed as to its validity and effect by the laws of the State of Colorado.

     9.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of (i) the heirs, executors and legal representatives of Executive upon Executive's death and (ii) any successor of the Company and any such successor or permitted assign shall be deemed substituted for the Company, as the case may be, under the terms hereof for all purposes. As used in this Agreement, "SUCCESSOR" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, consolidation or otherwise, directly or indirectly acquires a majority of the assets, business or stock of the Company.

     9.4 ASSIGNMENT. This Agreement is personal to the Company and Executive and may not be assigned by either party without the written consent of the other, except as permitted by Section 9.3 (ii).

     9.5 ENTIRE AGREEMENT/MODIFICATION. This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof. Executive and the Company agree that no other agreement, statement or promise with respect to the subject matter hereof not contained in this Agreement and the agreements and instruments contemplated hereby shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing, signed by the party to be charged.

     9.6 COUNTERPARTS. This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.7 SEVERABILITY. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

     9.8 AGREEMENT FEES AND EXPENSES. The Company shall reimburse Executive for all legal fees and expenses in negotiating this Agreement, advising Executive with respect to this Agreement before the execution hereof, and drafting this Agreement.

     9.9 ATTORNEY FEES. In the event that any action or proceeding is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the parties to such action, proceeding or arbitration may receive as part of any award, settlement, judgment, decision or other resolution of such action or proceeding, whether or not reduced to a court judgement, their costs and reasonable attorneys fees as determined by the person or body making such award, settlement, judgment, decision or resolution.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                         TELETECH HOLDINGS, INC.


                         By: /s/ Kenneth D. Tuchman
                             ---------------------------
                         Its: __________________________



                             /s/ Kenneth D. Tuchman
                          ------------------------------
                          Kenneth D. Tuchman


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